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                                                                   EXHIBIT 10.29

                               VIRBAC CORPORATION
                                    FORM 10-K
                               SEPTEMBER 30, 2003


Employment and Consulting Agreement by and between Virbac Corporation and David Eller, dated as of June 18, 2004.

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                       EMPLOYMENT AND CONSULTING AGREEMENT

      This Employment and Consulting Agreement, effective June 18, 2004, is made by and between Virbac Corporation, a Delaware corporation (hereinafter "Virbac" or the "Corporation") and David Eller (hereinafter "Eller").

1.    Job Description

      Eller is employed in the position of President and Chief Executive Officer and will serve in that capacity or as a full time consultant during the Term of Employment as the Board directs. In that capacity Eller will report directly to the Board of Directors of the Corporation.

      The duties of the position shall include, but not be limited to providing management and administrative leadership to the various production, manufacturing, distribution and sales components of Virbac in conjunction with the corporate headquarters staff located in Fort Worth, Texas and Saint Louis, Missouri, as well as directing financial, legal and administrative matters in accordance with Virbac's standard policies and procedures for such matters, including additional responsibilities related to securities regulatory matters, any investigation or enforcement action commenced by the Securities and Exchange Commission ("SEC") or related private litigation, completion of the Company's re-stated financial statements and audit, implementation of various compliance policies associated with the Sarbanes Oxley Law, establishing strategic alliances, joint ventures, promoting corporate development, leading due diligence reviews and corporate acquisitions, where applicable.

2.    Outside Employment

      Eller shall devote full-time efforts to his duties at Virbac; however it is acknowledged by

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Virbac that Eller has other outside business responsibilities, which have previously been disclosed to Virbac, and which the parties agree do not interfere with Eller's fulfillment of his responsibilities to Virbac and the continuance of which do not in any way violate this agreement as long as Eller does not increase substantially the volume of outside business activities compared to current outside responsibilities.

3.    Term

      A.    Term of Employment

      The term of employment shall be for a period commencing on the date of this Agreement, and ending on December 31, 2004 (the "Term of Employment").

      B.    Consultancy

      At the end of the Term of Employment, Eller agrees to make himself available as a consultant to the Corporation from January 1, 2005 to December 31, 2005 (the "Term as Consultant"). At the request of the Board of Directors of the Corporation and by mutual agreement, Eller could assume the role of Consultant earlier than December 31, 2004, provided, however, that he receives the full remuneration due him during the Term of Employment as stated in paragraphs 4 A and 4 C for the period ending December 31, 2004. Pursuant to this consulting arrangement, the Board of Directors of the Corporation shall determine the number of days (if any) it desires for Eller to perform consulting services during each month of the Term as Consultant, and Eller agrees to make himself available for such time as the Board directs that is consistent with Eller's other, outside professional duties and responsibilities. At the end of the Term as Consultant, if Eller's time is required either by the Board of Directors of the Corporation or in behalf of the Company by others in conjunction with existing or future actions taken by the SEC or related private litigation, the Company's re-stated financial statements and

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audit, issues related to the various compliance policies associated with the
Sarbanes Oxley Law or others, Eller shall receive payment as outlined in paragraph 4 B, including all associated expenses.

4.    Remuneration

      A.    During the Term of Employment

      During the Term of Employment, Eller shall receive a salary of $50,000 per month. Eller shall be eligible to participate in all insurance and benefit plans made available to senior executives of Virbac upon the same terms and conditions as such other senior executives.

      B.    During the Term as Consultant.

      During the Term as Consultant, Eller shall receive payment of $2,500 per day for each day the Board directs Eller to provide consulting services or that his services are required in conjunction with the Company's accounting or legal matters.

      C.    Bonus

      In addition to salary and/or consulting remuneration, Eller shall be paid a 2004 bonus of $300,000 consisting of (1) $150,000 paid at the end of the initial Term of Employment, as recognition of the achievements made by him for the year, and (2) $ 150,000, based on the profitability of the Company at December 31, 2004 being a minimum of $ 1 million net before tax, excluding all expenses associated with the Investigative Expense, such as, but not limited to, the extensive auditing, legal, consulting, investigation, travel and miscellaneous expenses, as reported by the normal unaudited financial statements prepared by the Virbac Finance Department within fifteen days after year-end and paid to Eller on or before fifteen days thereafter.

      In addition, Eller shall receive a 2005 bonus, based upon the following:

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      i) If by June 30, 2005 Virbac has filed with the SEC its financial statements through the end of its 2003 fiscal year, Eller will be paid $150,000. In the event such statements are not filed with the SEC until after June 30, 2005, Eller will be paid a bonus of $75,000.

      ii) If by June 30, 2005, Virbac has been re-listed, Eller shall be paid an additional bonus of $150,000. In the event re-listing does not occur until after June 30, 2005, Eller will be paid a bonus of $75,000.

      iii) If Virbac elects to become privately held, and, therefore, does not seek re-listing, then the entire sum of $150,000 shall become due as a bonus for 2005.

The 2004 Bonus shall be paid on or not later than fifteen days after December 31, 2004. The 2005 bonus shall be paid on the dates each of the conditions is fulfilled.

5.    Expenses

      Virbac shall reimburse Eller for all usual and necessary expenses incurred by him in the performance of his duties, whether as an employee or consultant, and for such additional expenses as Eller reasonably incurs by living in Fort Worth and traveling to his permanent abode in Houston Texas.

6.    Vacation

      The employee shall be entitled to two weeks of paid vacation, as well as all paid holidays recognized by Virbac for other employees. At the end of the year, Eller shall receive a cash payment equal to the balance of any accrued but unused vacation.

7.    Termination

      During the Term of Employment, Virbac may terminate Eller only for just cause, which is defined to mean 1) gross or willful misconduct causing material harm to the corporation, 2) abandonment or neglect of duties, meaning failure to perform any services for Virbac for a period of 10 consecutive business days without adequate excuse or justification; 3) conviction of

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a felony involving dishonesty, fraud, embezzlement or other matter related to the employment; 4) failure to carry out directives of the Board of Directors, but only after the Eller is given written notice from the Board of Directors of the failure and a reasonable period of time in which to cure.

8.    Indemnification

      The Corporation acknowledges and agrees that it shall indemnify Eller as set forth in the Indemnification Agreement by and between Eller and Corporation, dated January 27, 2004, and attached hereto at Exhibit A, and that the indemnity obligation set forth therein shall extend to any actual or threatened actions or proceedings brought against Eller by reason of the fact that he is or was an employee, officer, director, consultant or agent of the Corporation. Nothing in this Agreement shall operate to limit the obligations set forth in the Indemnification Agreement.

9.    Confidentiality

      It is a condition of employment that the Employee shall neither, during or after the period of employment with Virbac, except as necessary in the proper course of duties or as expressly permitted by Virbac or as required by law, divulge to any person or use any confidential information concerning:

      (a) the business or financial arrangements or position of Virbac or any affiliated entity or any officer, employee or director thereof, including but not limited to trade secrets, intellectual property, customer lists, marketing plans, financial records, management organizational information and other financial, commercial, business, technical or other information of any nature whatsoever; or

      (b) any of the dealings, transactions or affairs of Virbac or any affiliated entity.

10.   Documents and Other Property of the Corporation

      Upon termination of employment without any further demand, Eller shall deliver to the

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corporation or its authorized representative:

      (a) all documents in Eller's possession or control, including all copies thereof, relating in any way to any confidential information or the business or affairs of the corporation or any affiliated entity;

      (b) all other property of the corporation of any affiliated entity to which the corporation or any affiliated entity has an entitlement to possession which is in Eller's possession or control.

11.   Governing Law

      The terms of this Contract shall be interpreted and governed by the laws of the State of Texas.

12.   Entire Agreement

      This Agreement represents the entire agreement between Eller and Virbac, and all prior agreements as may have existed are superseded hereby. This Agreement may be amended from time to time, but only by a writing duly executed by both of the parties hereto.

13.   Severability

      If any provision of this contract shall be deemed to be illegal, invalid, or unenforceable, then the validity and legality of the remaining provisions shall not be affected thereby.

14.   Counterparts

      This Contract of Employment may be executed in any number of counterparts each of which shall constitute an original.

      IN WITNESS WHEREOF the parties hereto have set their hands and seals or caused

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these presents to be signed by its proper corporate officers and to have its proper corporate seal affixed hereto, the day and year first above written.

        Approved & Accepted:
        Board of Directors
        Virbac Corporation

By: /s/ Eric Maree                              07/26/04
    ------------------------------------        --------
        Eric Maree                                date
        Member of the Board of Directors
        Virbac Corporation

    /s/ David Eller                             07/28/04
    ---------------                             --------
        David Eller                               date

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